Exhibit 10.5

May 11, 2023

Re: Amendment to Employment Agreement, dated as of April 26, 2021 (the “Employment Agreement”), between FTC Solar, Inc. (the “Company”) and Patrick Cook (“you”)

Dear Patrick:

As discussed between you and the Company, you are agreeing to forego your cash bonus(es) that was otherwise earned by you in respect of Q1 of 2023 under the Company’s bonus policies. In exchange, you will receive Restricted Stock Units (“RSUs”) that will entitle you to receive the Company’s Common Stock (the “Common Stock”) in accordance with the Company’s equity plan and based on the delivery terms described herein and therein. The grant date for such award will be May 17, 2023. Your RSUs shall become vested in full upon grant. Shortly after vesting, the Company shall issue to you a number of shares of Company stock equal to the then-vested RSUs.

The number of RSUs granted pursuant to the foregoing paragraph will be determined as follows: the applicable cash bonus earned in respect of Q1 of 2023 divided by the 30-day volume-weighted average price (VWAP) of the Company’s publicly traded stock as of the date of grant.

In addition, you and the Company hereby agree that any cash bonus that you earn in respect of Q2, Q3 or Q4 of 2023 (or any other cash bonus in respect of 2023) under the Company’s bonus policies may also be paid in the form of RSUs or other equity based compensation as determined by the Company. Any decision to pay such cash bonuses in the form of RSUs or other equity based compensation shall be in the Company’s sole discretion, and the Company may elect not to pay such bonuses in such a manner (or pay only a portion of such bonuses in such a manner).

Except as provided by this letter, your Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed, and the execution, delivery and performance of this letter shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party under your Employment Agreement.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement, and shall become effective when signed and delivered by each of the Company and you. A manual signature on this letter whose image shall

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© 2020 FTC Solar, Inc.	DOC: 01-T-001-B

have been transmitted electronically will constitute an original signature, and delivery of copies of this letter by electronic transmission will constitute delivery of this letter, for all purposes.

Please confirm your agreement to the above by signing and returning this letter to the Company.

Sincerely,

/s/ Sean Hunkler

Sean Hunkler
Chief Executive Officer

FTC Solar, Inc.

Acknowledged and Accepted:

By: /s/ Patrick Cook

Name: Patrick Cook

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© 2020 FTC Solar, Inc.	DOC: 01-T-001-B